Exhibit 99.1

Company Contact:		Investor Relations Contacts:
E-Z-EM, Inc.		Lippert/Heilshorn & Associates, Inc.
Tom Johnson		Ann Marie Fields (afields@lhai.com)
(800) 544-4624	x3317	(212) 838-3777
www.ezem.com		Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS FIRST QUARTER RESULTS FOR FISCAL 2008

Affirms Fiscal Year 2008 Financial Guidance

Conference Call to begin at 4:30pm Eastern Time on Wednesday, October 10, 2007

LAKE SUCCESS, N.Y. (October 10, 2007) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for its fiscal 2008 first quarter. Highlights for the quarter ended September 1, 2007 and recent weeks included:

•	Net sales from continuing operations of $33.0 million
•	Earnings from continuing operations of $0.65 million, or $0.06 per diluted share
•	Formal launch of the Company’s new EZ CHEMTM blood analyzer
•	Addition of EmpowerMR® to group purchasing contract with Amerinet

•	Receipt of approximately $12.5 million of follow-on orders for RSDLTM skin decontaminant from the U.S. Department of Defense (DoD), and transfer of 510(k) title for RSDL to E-Z-EM
•	Announcement of favorable clinical results for virtual colonoscopy from the ACRIN II study

Net sales from continuing operations were $33.0 million for the quarter ended September 1, 2007, down approximately 1%, or $473,000 compared with net sales of $33.4 million for the quarter ended September 2, 2006. The decline in net sales was attributable primarily to lower sales of CT and X-ray fluoroscopy contrast products, partially offset by increased CT injector systems sales, price increases, and foreign currency exchange fluctuations.

Gross profit for the current quarter declined slightly to $14.5 million from $14.6 million in the prior-year quarter and, as a percentage of net sales was 44% for both periods. Sales price increases were largely offset by increased costs for finished product purchased from our Canadian subsidiary, which were more expensive due to continued weakening of the U.S. dollar against the Canadian dollar.

Operating expenses for the current quarter were $14.1 million compared with $12.5 million in the prior-year period. The increase was the result of expansion in our North American sales force, increased legal fees associated with the defense of a patent infringement lawsuit, severance costs, unfavorable exchange rate fluctuations, and increased research and development costs.

For the quarter, our effective tax rate of 23% differed from the Federal statutory rate of 34% due primarily to tax-exempt income, partially offset by non-deductible expenses. For the fiscal 2007 first quarter the effective tax rate was 32%.

Earnings from continuing operations for the first quarter were $0.65 million, or $0.06 per diluted share, compared with $1.8 million, or $0.16 per diluted share for the prior-year quarter.

E-Z-EM had cash, cash equivalents and short-term debt and equity securities as of September 1, 2007 of $44.4 million compared with $44.2 million as of June 2, 2007.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Overall results for our first quarter were mixed. Though top-line sales and earnings for the quarter were lower than expected, there were a number of significant developments during the quarter and recent weeks that we believe will be important for the Company in the mid- to long-term. On balance, we believe we are on a path toward achieving our goals for fiscal 2008, and we are affirming our financial guidance and expect fiscal 2008 net sales to be $155-$160 million and net earnings to be $8.6 to $9.0 million, or $0.77 to $0.81 per diluted share.

“Though total sales declined slightly from the prior-year level, overall sales of CT imaging products were up 4% as continued growth in sales of CT injector systems offset the decline in CT oral contrast products. Sales of CT injector systems were up approximately 26% over the prior-year quarter, a gratifying result as the market continues to feel pressures related to the Deficit Reduction Act (DRA) of 2005. We believe that the decline in sales of CT oral contrast products was due to pressure on hospitals and imaging centers to reduce procedure costs stemming from the DRA, and erosion of some of our Premier business as a result of Covidien’s return to market and greater emphasis on contract compliance. The investments we are making in our North American sales force are intended to protect our franchise in this area, though we believe that the DRA will continue to restrict growth in the overall imaging market for the foreseeable future.

“We were pleased to have announced additional follow-on orders for RSDL from the DoD totaling over $12.5 million, and we expect to ship these orders in their entirety and recognize the resulting revenues during our fiscal 2008. Revenues related to the initial $5.0 million RSDL order received from the DoD in our fiscal 2007 are also expected to be recognized in our fiscal 2008, and thus we expect RSDL to be a significant contributor to sales growth for the remainder of this fiscal year. Additional RSDL sales to the DoD are not expected until the Federal Government’s budget for their fiscal 2008 is approved, and we currently expect any such sales to occur in our fiscal 2009. Subsequent to the close of the first quarter, we received the transfer of the 510(k) title for RSDL from the DoD. We believe this represents an important development in the commercialization of this product, the most immediate effect of which will be to significantly simplify the process of marketing RSDL to the First Receiver/First Responder marketplace. Over the long-term, possession of the 510(k) title will allow us to explore expanded indications for the product and other enhancements to our Healthcare Decontamination portfolio. In the near-term, we believe the success of RSDL will continue to be determined by sales to military organizations and national government entities.

“During the quarter, we were also pleased to formally launch our EZ CHEMTM blood analyzer. We have placed initial units with select clinical sites for beta testing, and the initial market response to the launch of the product has been very positive. Though we are pleased with the response thus far, we believe that securing a waived status for the product under the Clinical Laboratory Improvement Amendments (CLIA) standards administered by the FDA will be critical to its long-term success. CLIA waived status would permit the use of EZ CHEM at facilities that do not operate a CLIA certified lab, such as imaging centers. We expect to work with Nova Biomedical over the next several months to obtain this waiver for EZ CHEM.

“Recently, we announced that Amerinet, one of the nations largest group purchasing organizations, added our EmpowerMR® injector system to the non-exclusive purchasing agreement we have for our other award winning Empower products. We are pleased with the initial market response to the introduction for EmpowerMR, though we expect DRA to have an impact on the product’s near-term sales results.

“Last week, the American College of Radiology Imaging Network (ACRIN) announced its top line findings for its National CT Colonography Trial. The trial found CT Colongraphy (virtual colonoscopy) to be ’highly accurate for detection of intermediate and large polyps,’ and that the accuracy is comparable to optical colonoscopy. We believe that the results represent an important step toward obtaining Federal reimbursement for virtual colonoscopy as a screening modality, and that such reimbursement is critical to establishing the modality as a screening tool for colorectal cancer. At this time it is not possible to predict when reimbursement for virtual colonoscopy will be adopted, but we currently expect it will not occur before the beginning of calendar 2009. We look forward to working with ACRIN in continued support of this modality and toward securing reimbursement for screening.”

Fiscal Year 2008 Financial Guidance

The Company expects net sales to be between $155 to $160 million, and net earnings to be between $8.6 to $9.0 million, or $0.77 to $0.81 per diluted share, in fiscal 2008. The Company currently expects all revenues resulting from announced sales orders of RSDL to the DoD to be recognized in the 2008 fiscal year. However, DoD logistics are subject to change and further postponement in the recognition of these revenues is possible.

Conference Call

E-Z-EM management will host an investment conference call beginning at 4:30 p.m. Eastern Time on Wednesday, October 10, 2007 to discuss these results and to answer questions. To participate, please dial (877) 815-7177 from the U.S. or (706) 679-0753 from outside the U.S. In addition, a telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291 and entering reservation number 19473013. Participants can also access the call via the Internet by visiting the Investor Relations section of E-Z-EM’s web site at www.ezem.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will be available on the web site for a limited time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®—a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower® the first family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for military services and first-responder organizations. RSDL is a patented, broad-spectrum liquid chemical warfare agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the effects of the 2007 Medicare and Medicaid reimbursement rates and implementation of the Deficit Reduction Act of 2005 on CT and MR imaging product sales; market acceptance and sales of RSDL, placement of further DoD orders for RSDL, the timing and impact of the DoD orders for RSDL on the Company’s 2008 fiscal year, the impact and future sales to the first receiver and first responder markets resulting from the transfer of the 510 (k) title for RSDL to E-Z-EM from the DoD, future indications for RSDL and other enhancements to the Company’s Healthcare Decontaminant portfolio, if any; market acceptance, future sales of, and the issuance of CLIA waiver for EZ CHEM; market acceptance and future sales of EmpowerMR, and any sales resulting from the Amerinet group purchasing contract; market acceptance and future sales of virtual colonoscopy related products resulting from positive results of the ACRIN II trial, the prospect and future timing of CMS reimbursement for virtual colonoscopy screening; continued market acceptance and sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 2, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 1, 2007	June 2, 2007
Assets

Current assets
Cash, cash equivalents and debt and equity securities	$44,428	$44,200
Accounts receivable, net	21,536	23,460
Inventories, net	34,928	29,799
Other current assets	6,578	6,769

Total current assets	107,470	104,228

Property, plant and equipment, net	17,782	16,863
Other non-current assets	13,312	13,851

Total assets	$138,564	$134,942

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$8,194	$7,574
Accrued liabilities	7,912	8,435
Deferred revenue	3,585
Accrued income taxes	507	1,175

Total current liabilities	20,198	17,184

Non-current liabilities	3,705	3,721
Stockholders' equity	114,661	114,037

Total liabilities and stockholders’ equity	$138,564	$134,942

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended
	September 1, 2007	September 2, 2006

Net sales	$32,967	$33,440
Cost of goods sold	18,501	18,849

Gross profit	14,466	14,591

Operating expenses
Selling, general and administrative	12,168	11,141
Research and development	1,935	1,376

Total operating expenses	14,103	12,517

Operating profit	363	2,074

Other income (expense), net	477	560

Earnings from continuing operations before income taxes	840	2,634

Income tax provision	195	851

Earnings from continuing operations	645	1,783

Loss from discontinued operation, net of income tax benefit		(221)

Net earnings	$645	$1,562

Basic earnings (loss) per common share
From continuing operations	$0.06	$0.16
From discontinued operation, net of income tax benefit		(0.02)

From total operations	$0.06	$0.14

Diluted earnings (loss) per common share
From continuing operations	$0.06	$0.16
From discontinued operation, net of income tax benefit		(0.02)

From total operations	$0.06	$0.14

Weighted average common shares
Basic	10,977	10,867
Diluted	11,167	11,059

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